[White Mountains Logo]

                                                                EXHIBIT 99(e)

                                               PRESS
                                               RELEASE

                                               CONTACT: Dennis Beaulieu
                                                        441-296-6011

          WHITE MOUNTAINS' AFFILIATE ACQUIRES FOLKSAM'S INTERNATIONAL
                             REINSURANCE OPERATIONS

HAMILTON, Bermuda, December 11, 2001 - White Mountains Insurance Group, Ltd. announced today that its newly formed subsidiary, FUND AMERICAN REINSURANCE COMPANY, LTD. (Hamilton, Bermuda), has entered into a definitive agreement (pending receipt of the necessary Bermuda reinsurance license) to acquire substantially all of the international reinsurance operations of the Folksam Group (Stockholm, Sweden). Fund American Re will be commercially domiciled in Bermuda but will maintain its executive office and an operating branch in Stockholm, Sweden, and operate through an additional branch in Singapore. Folksam International will retain its London based reinsurance operations.

Folksam International's management and staff resident in Stockholm and Singapore will join Fund American Re and conduct business as usual on behalf of the new owners. Gross premium volume for the acquired operations averaged $170 million during the preceding three year period. The $65 million purchase price, which will be paid in a combination of cash and White Mountains' common shares, approximates the net assets to be acquired. White Mountains' U.S. based reinsurer, Folksamerica, (until 1998, an affiliate of Folksam International) will provide reinsurance support for this international expansion. White Mountains recently announced its intention to increase Folksamerica's capital to the $1 billion range before the end of this year. Prior to this capital contribution, Folksamerica has "A-" (Excellent) financial strength ratings from both AM Best and Standard & Poors.

Tom Kemp, President of White Mountains stated "Folksamerica has been a wonderful addition to the White Mountains family and has produced solid results in a very difficult U.S. reinsurance market. We hope that the addition of Folksamerica's former corporate affiliate will be equally successful in growing our international reinsurance operations, particularly given the improving market for financially sound reinsurers."

Fund American Re expects to close on the transaction in mid-December. For additional information on White Mountains and Folksamerica visit the website at www.whitemountains.com.

--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS                                  EXECUTIVE OFFICES
WHITE MOUNTAINS INSURANCE GROUP, LTD.                   WHITE MOUNTAINS INSURANCE GROUP, LTD.
12 CHURCH STREET, SUITE 224                             28 GATES STREET, WHITE RIVER JCT., VT 05001
HAMILTON, HM 11 BERMUDA                                 PH 802-295-4500  o  FAX 802-295-4550
PH 441-296-6011  o  FAX 441-296-9904                    www.whitemountains.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities
Litigation Reform Act of 1995. White Mountains cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by White Mountains. These factors include:
(i) competitive forces, including the conduct of other property and casualty insurers and reinsurers, (ii) changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients,
(iii) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting White Mountains' financial position, (iv) loss reserves and other balance sheet items established by White Mountains subsequently proving to have been inadequate and (v) the failure of White Mountains to enter into or to complete pending transactions under expected terms or at all. White Mountains cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by White Mountains speak only as of the date on which they are made, and White Mountains does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.